Exhibit 99.4

May 1, 2013

Dear Valued Ebix Customer:

I am writing to share some exciting news about Ebix. Earlier today we announced that Ebix has agreed to be acquired by an affiliate of Goldman Sachs in a transaction that will result in Ebix becoming a privately owned company. We are confident that partnering with Goldman Sachs will best position us to continue delivering the exceptional solutions, services and support that you have come to expect from Ebix. A copy of the press release we issued this morning is attached.

Goldman Sachs is a highly regarded global leader in private equity, with a reputation for investing in world-class companies. We believe that this partnership will benefit our valued customers as it provides us with access to additional resources to enable Ebix to continue to grow its offering of On-Demand software and E-commerce services and meet the constantly evolving needs of the insurance industry.

We anticipate that this transaction will be completed in the third quarter of 2013, subject to antitrust approvals, shareholder approval and other customary closing conditions.

It is business as usual here at Ebix. Your point of contact at Ebix will remain the same. If you have any questions or wish to discuss this further, please contact your designated company contact or Ebix Investor Relations at steve.barlow@ebix.com or atikkoo@ebix.com

We place tremendous value on the relationships we have developed over our 36 year history, and we look forward to continuing to work closely with you in the years ahead. We greatly appreciate your continued support and confidence in Ebix.

Sincerely,

Robin Raina

Chairman and Chief Executive Officer

Additional Information and Where to Find It

In connection with the proposed transaction, Ebix will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This document does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://ebix.com/reports.aspx or by directing a request to: Ebix, Inc., 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, Attn: Investor Relations, (678) 281-2043, IR@ebix.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.